Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 15, 2019 relating to the balance sheet of Otis Gallery LLC as of December 31, 2018, and the related statements of operations, changes in members’ equity, and cash flows for the period then ended, and the related notes to the financial statements.

/s/ Jason M. Tyra, CPA, PLLC
Jason M. Tyra, CPA, PLLC
Dallas, TX
November 8, 2019

1700 Pacific Avenue, Suite 4710
Dallas, TX 75201
(P) 972-201-9008
(F) 972-201-9008
info@tyracpa.com
www.tyracpa.com